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                                   EXHIBIT 23

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Cerprobe Corporation:

     We consent to incorporation by reference in the registration statements (No. 33-8348, No. 33-65200 and No. 333-03015) filed on Form S-8 of Cerprobe
Corporation of our report dated February 6, 1998, relating to the consolidated balance sheets of Cerprobe Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Cerprobe Corporation.

                                          KPMG PEAT MARWICK L.L.P.

Phoenix, Arizona
March 27, 1998